                                                                  Exhibit 11.1

                          FIVE STAR QUALITY CARE, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (amounts in thousands, except per share amounts)


                                           Six Months Ended              For the Year Ended
                                             June 30, 2001                December 31, 2000
                                           ----------------              ------------------

Net loss .................................     $(1,906)                     $  (1,316)
                                               =======                      ==========
Weighted average
  shares outstanding(1) ..................       2,962                          2,962

Earnings per share .......................     $ (0.64)                     $   (0.44)
                                               =======                      ==========

(1) During the periods Five Star Quality Care, Inc. was a wholly owned subsidiary of Senior Housing Properties Trust. The weighted average shares outstanding assumes completion of the spin-off distribution and does not give effect to common shares issued as part of Five Star Quality Care, Inc.'s acquisition of FSQ, Inc.